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                                                                   Exhibit 10.51
                                                                  Execution Copy

                            SHARED SERVICES AGREEMENT

     This Shared Services Agreement ("Agreement") is entered into as of April 1, 2002 by and between Mission Broadcasting of Joplin, Inc., a Delaware corporation ("Mission"), and Nexstar Broadcasting of Joplin, L.L.C. ("Nexstar"), a Delaware limited liability company. Mission and Nexstar are referred to collectively as the "Parties."

     WHEREAS, Mission provides programming to television broadcast station KODE-TV, Joplin, Missouri ("KODE"), pursuant to a Time Brokerage Agreement, and has entered into a Purchase and Sale Agreement with GOCOM Broadcasting of Joplin, LLC and GOCOM of Joplin License Sub, LLC (collectively, "GOCOM"), pursuant to which it has agreed to acquire substantially all of the assets of KODE, both agreements being dated as of December 31, 2001. Television station KSNF-TV, Joplin, Missouri ("KSNF") is owned and operated by Nexstar.

     WHEREAS, KODE and KSNF are collectively referred to as the "Stations."

     NOW, THEREFORE, for their mutual benefit and in order to enhance the respective abilities of Nexstar and Mission to compete with other television and media outlets serving the Joplin, Missouri market, Nexstar and Mission agree as follows:

     1. SHARING ARRANGEMENTS GENERALLY. From time to time, Nexstar and Mission may agree to share the costs of certain services and procurements which they individually require in connection with the operation of the Stations. Such sharing arrangements may take the form of joint or cooperative buying arrangements, or the performance of certain functions relating to the operation of one Station by employees of the operator of the other Station (subject in all events to the supervision and control of personnel of the operator of the Station to which such functions relate), or may be otherwise structured, and will be governed by terms and conditions upon which Nexstar and Mission may agree from time to time, subject to the consent of GOCOM prior to the purchase of KODE by Mission (such consent not to be unreasonably withheld). Such sharing arrangements may include the co-location of the studio, non-managerial administrative and/or master control and technical facilities of the Stations and the sharing of grounds keeping, maintenance, security and other services relating to those facilities. In performing services under any such sharing arrangement (including those described in Section 4), personnel of one Party will be afforded access to, and have the right to utilize, without charge, assets and properties of the other Party to the extent necessary or desirable in the performance of such services.

     2. CERTAIN SERVICES NOT TO BE SHARED.

          (a) Senior Management Personnel. At all times, each Station will have personnel performing the typical functions of a general manager and a business manager. Such

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personnel will (i) be retained solely by the Party which owns and/or provides programming to such Station and will report solely to such Party, and (ii) have no involvement or responsibility in respect of the operation of the other Station.

          (b) Programming and Sales. Each Party will maintain for the Station operated or programmed by it separate managerial and other personnel to carry out the selection and procurement of programming for such Station and the pricing and selling of commercial and advertising time on such Station, and in no event will the Parties or the Stations share services, personnel, or information pertaining to such matters, except as set forth in Section 4(f)(i) below.

     3. GENERAL PRINCIPLES GOVERNING SHARING ARRANGEMENTS. All arrangements contemplated by this Agreement will be subject to, and are intended to comply in all respects with, the Communications Act of 1934, as amended, the rules, regulations and policies of the Federal Communications Commission (the "FCC"), as in effect from time to time (the "FCC Rules and Regulations"), and all other applicable laws. The arrangements made pursuant to this Agreement will not be deemed to constitute "joint sales," "program services," "time brokerage," "local marketing," or similar arrangements or a partnership, joint venture, or agency relationship between the Parties or the Stations, and no such arrangement will be deemed to give either Party any right to control the policies, operations, management or any other matter relating to the Station owned and/or programmed by the other Party.

     4. CERTAIN SPECIFIC SHARING ARRANGEMENTS. In furtherance of the general agreements set forth in Sections 1 through 3 above, Nexstar and Mission have agreed as follows with respect to the sharing of certain services:

          (a) Execution of Promotional Policies. Nexstar personnel will implement and execute the promotional policy developed by Nexstar personnel for KSNF from time to time. Subject to direction and control by Mission management personnel, Nexstar personnel will also execute the promotional policy for KODE. Such execution will include such tasks as graphic design, production and media placement and buying.

          (b) Continuity and Traffic Support. Nexstar personnel will carry out continuity and other tasks necessary to support management personnel and functions for KSNF. Subject to direction and control by management personnel of Mission, Nexstar personnel will also carry out continuity and such other tasks with respect to KODE.

          (c) Master Control. Master control operators and related employees of Nexstar may carry out master control functions for KODE subject to the direction and control of Mission.

          (d) Payable Support. Nexstar personnel will not engage in the payment of accounts payable of Mission arising under contracts for the license of programming run or to be run on KODE, the payment of Mission's payroll with respect to KODE, or other obligations of Mission incurred in the normal course of business.

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          (e) Transmission Facilities Maintenance. Nexstar personnel will maintain and repair (as needed) the transmission facilities of KSNF. Subject to direction and control by Mission management personnel, Nexstar personnel, subject to the consent of GOCOM prior to the purchase of KODE by Mission (such consent not to be unreasonably withheld), will also maintain and repair (as needed) the transmission facilities of KODE.

          (f) Newscast Production.

              (i) Production and Delivery. Utilizing KSNF management personnel and facilities, Nexstar may provide live-feed, fully-staffed and produced newscasts for broadcast on KODE at such times as Mission may request from time to time by reasonable advance notice to Nexstar; provided that such newscasts will not comprise more than 15% (by duration) of the programming broadcast on KODE during any broadcast day. Nexstar will be responsible for delivering such newscasts to KODE's broadcast facilities. Mission shall make available to Nexstar (A) such space in the KODE studio and facilities as may be reasonably necessary to produce such newscasts, (B) such non-management-level news personnel as may be necessary to produce such newscasts, and (C) such technical facilities of KODE as may be necessary to produce such newscasts and to deliver such newscasts to KODE's transmission facilities. Nexstar will use reasonable efforts to provide that such newscasts are of a quality appropriate to KODE's market. Such newscasts will be produced exclusively for Mission for broadcast on KODE, but may include non-exclusive videotape, graphics, news stories, field reports and other material. Mission personnel will determine the title and format of such newscasts, and such newscasts will have an "on-air appearance" as if they had been originated by Mission through KODE.

              (ii) Commercial, Advertising and Promotional Spots. Mission will determine the amount of commercial advertising time and promotional time to be provided for during such newscasts. Mission will have the exclusive right to sell commercial advertising time during such newscasts and will retain all revenue from the sale of such commercial advertising time.

              (iii) Editorial Control and Responsibility. Nexstar will use reasonable efforts to maintain a system of editorial review to ensure the accuracy, prior to broadcast, of all investigative reports and other stories prepared by Nexstar personnel and included in the newscasts which Nexstar provides to Mission. Each Party will maintain the following types of insurance coverage for no less than the indicated amounts and will deliver to the other Party upon request a certificate of insurance showing the following: (A) comprehensive general liability insurance in an amount of $1,000,000; (B) worker's compensation and/or disability insurance; and (C) libel/defamation/First Amendment liability insurance, with a deductible of no more than $100,000, as to which coverage each Party will name the other party as an additional insured.

              (iv) ABC News Feeds. Subject to Nexstar, Mission and ABC Broadcasting Company entering into a news sharing agreement in form and substance agreeable to the parties thereto, Nexstar will be free to utilize, at its discretion, the ABC Network News feed footage in the newscasts it produces for Mission.

              (v) Operating Procedures Agreement. Nexstar and Mission will

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collaborate to create a newscast operating agreement or procedural memo which will provide the basis for daily operations, contingencies, KODE's access to breaking stories, procedures for editorial compliance with FCC Rules and Regulations (including quarterly programs/issues requirements), regularly scheduled operations, editorial and ratings reviews and guidelines for access by Mission personnel and KODE customers to Nexstar's facilities.

          (g) Services Fee. In consideration for the services to be provided to KODE by Nexstar personnel as described in Sections 4(a) through 4(f), Mission will pay to Nexstar the fee (the "Services Fee") described in this Section 4(g).

              (i) Base Amount. Subject to the remaining provisions of this
Section 4(g), the base amount of the Services Fee during any calendar year will be determined in accordance with Section 4(g)(iii), in the case of calendar year 2001, and will be 110% of the Services Fee during the preceding year (without regard to any deferral of the Services Fee for such preceding year pursuant to
Section 4(g)(ii), and in the case of calendar year 2002, without regard to the proration of the Services Fee for calendar year 2001), in the case of each subsequent year.

              (ii) Deferral. Payment and accrual of the Services Fee in respect of any calendar year (or partial calendar year, in the case of the calendar years during which the sharing of services described in Section 4(a) through 4(f) commences and ceases) will be deferred to the extent that the amount of the Services Fee which otherwise would be payable for such period would exceed KODE's Available Cash Flow (as that term is defined in Section 4(g)(iv)) for such period; provided that an amount equal to the amount so deferred in respect of any calendar year or partial calendar year will be added to the base amount of the Services Fee for the following calendar year or partial calendar year. In addition, upon a termination of this Agreement pursuant to clause (i) of Section 7, the entire amount of the Services Fee which has accrued and is unpaid as of the Cessation Date (as that term is defined in Section 7) will be waived.

              (iii) Payment Terms. The Services Fee will be payable monthly in equal installments during each calendar year from and after the month during which this Agreement is executed, and will be prorated on a daily basis for calendar year 2001 and the calendar year during which the sharing arrangements described in Sections 4(a) through 4(f) are terminated. These monthly payments will be based upon Mission's good-faith estimate of the non-deferred amount of the Services Fee for each year or partial year (based on its good faith estimate of the Available Cash Flow for that year or partial year), consistent with the principle that such non-deferred amount of the Services Fee shall be equal to 90% of KODE's Available Cash Flow for that year or partial year. At the conclusion of each calendar year, when the actual amount of KODE's Available Cash Flow for that year or partial year is established, Nexstar will pay to Mission or Mission will pay to Nexstar, as the case may be, any additional amounts as may be necessary to give effect to any deferral of Services Fees pursuant to Section 4(g)(ii).

              (iv) Available Cash Flow Defined. For any period, KODE's "Available Cash Flow" means Mission's broadcast cash flow in respect of KODE for such period (determined without deduction for the Service Fee), reduced by the following, without duplication:

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                    (A) the aggregate amount of all cash paid by Mission in
respect of reasonable capital expenditures relating to KODE during such period,

                    (B) the aggregate amount of all cash payments required to be made by Mission during such period in respect of the principal amount of, and interest on, indebtedness of Mission for borrowed money incurred in respect of KODE, and

                    (C) the aggregate amount of all cash payments made by Mission during such period in respect of federal, state and local taxes, in each case to the extent not reflected in such broadcast cash flow for such period or any prior period, and increased or reduced as Mission and Nexstar may reasonably agree is appropriate in light of the reduction or increase in the non-cash net working capital of Mission in respect of KODE during such period.

     5. FORCE MAJEURE. If a force majeure event such as a strike, labor dispute, fire, flood or other act of God, failure or delay of technical equipment, war, public disaster, or other reason beyond the cause or control of Nexstar or Mission prevents such Party or its personnel from performing tasks which it is required to perform under this Agreement during any period of time, then such failure will not be a breach of this Agreement and such Party will be excused from such performance during that time.

     6. UNENFORCEABILITY. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, except that if such invalidity or unenforceability should change the basic economic positions of the Parties, they shall negotiate in good faith such changes in other terms as shall be practicable in order to restore them to their prior positions. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material questions as to the validity of any provision of this Agreement, the Parties shall negotiate in good faith to revise any such provision of this Agreement in an effort to comply with all applicable FCC Rules and Regulations, while attempting to preserve the intent of the Parties as embodied in the provisions of this Agreement. The Parties agree that, upon the request of either of them, they will join in requesting the view of the staff of the FCC, to the extent necessary, with respect to the revision of any provision of this Agreement in accordance with the foregoing. If the Parties are unable to negotiate a mutually acceptable modified Agreement, then either party may terminate this Agreement upon written notice to the other. Upon such termination, Mission shall pay to Nexstar all accrued and unpaid Service Fees and each Party shall be relieved of any further obligations, one to the other.

     7. TERM OF SHARING ARRANGEMENTS. The term of this Agreement shall commence on the date of execution of this Agreement. The initial term of this Agreement is ten (10) years. Unless otherwise terminated by either Party, the term of this Agreement shall be extended for an additional ten (10) year term. Either Party may terminate this Agreement at the end of the initial ten year term by six months prior written notice to the other. Notwithstanding the foregoing, the sharing arrangements contemplated by this Agreement will terminate (i) upon the termination of the TBA other than in connection with the consummation of the transactions contemplated by the

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Purchase Agreement, (ii) upon the consummation of the purchase and sale of assets of Mission relating to KODE by Nexstar, or an assignee of Nexstar, under the terms of a certain Option Agreement (the "Option Agreement") entered into by Mission and Nexstar or an affiliate of Nexstar (the "Optionee"), or (iii) at Nexstar's option, if the assets of Mission relating to KODE are sold to a party other than Optionee (in any case, the date upon which such termination occurs being the "Cessation Date"). Except as provided in Section 4(g)(ii), no termination of this Agreement, whether pursuant to this Section 7 or otherwise, will affect Mission's duty to pay any Services Fee accrued, or to reimburse any cost or expense incurred, prior to the effective date of that termination.

     8. INDEMNIFICATION.

          (a) Nexstar's Indemnification of Mission. Nexstar will indemnify and hold harmless Mission and Mission's employees, agents, officers and contractors from and against any and all liability, claims, losses, damages and causes of action including but not limited to reasonable attorney's fees (collectively, "Losses") arising out of or related to (i) any material breach or default by Nexstar of any of its representations, warranties, covenants or agreements made in this Agreement, and (ii) the newscasts provided by Nexstar. Without limiting the generality of the foregoing, Nexstar will indemnify and hold harmless Mission and Mission's employees, agents, officers and contractors from and against any and all Losses for libel and slander, infringement of trademarks, service marks or trade names, invasion or violation of rights of privacy or infringement of copyrights and other proprietary rights resulting from the newscasts provided by Nexstar. Nexstar's obligation to indemnify and hold harmless Mission and Mission's employees, agents, officers and contractors from and against the Losses specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

          (b) Mission's Indemnification of Nexstar. Mission will indemnify and hold harmless Nexstar and Nexstar's employees, agents, officers and contractors from and against any and all Losses arising out of or related to (i) any material breach or default by Mission of any of its representations, warranties, covenants or agreements made in this Agreement, and (ii) any programming or commercial advertisements provided, furnished or sold by Mission. Without limiting the generality of the foregoing, Mission will indemnify and hold harmless Nexstar and Nexstar's employees, agents, officers and contractors from and against any and all Losses for libel and slander, infringement of trademarks, service marks or trade names, invasion or violation of rights of privacy or infringement of copyrights and other proprietary rights resulting from programming or commercial advertisements provided, furnished or sold by Mission. Mission's obligation to indemnify and hold harmless Nexstar and Nexstar's employees, agents, officers and contractors from and against the Losses specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

     9. AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be

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binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.

     10. NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to Nexstar or Mission will, unless another address is specified in writing, be sent to the address indicated below:

         To Mission:  Mission Broadcasting of Joplin, Inc.
                      544 Red Rock Drive
                      Wadsworth, OH 44281
                      Attention:  David S. Smith, President

         With a copy (which shall not constitute notice) to:

                      Drinker Biddle & Reath, LLP
                      1500 K Street, N.W., Suite 1100
                      Washington, D.C.  20005-1209
                      Attention:  Howard M. Liberman

         To Nexstar:  Nexstar Broadcasting Group, L.P.
                      200 Abington Executive Park
                      Suite 201
                      Clarks Summit, PA 18411
                      Attention: Perry Sook, President & CEO

         With a copy (which shall not constitute notice) to:

                      John L. Kuehn, Esq.
                      Kirkland & Ellis
                      Citicorp Center
                      153 East 53rd Street
                      New York, NY  10022-4675

     11. ASSIGNMENT; BINDING AGREEMENT. Neither party may assign its rights and obligations, either in whole or in part, without the prior written consent of the other; however, such consent shall not be unreasonably withheld. The covenants, conditions and provisions hereof are and shall be for the exclusive benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended or shall be construed to confer upon or to give any person or entity other than the parties hereto and their permitted successors and assigns any right, remedy or claim, legal or equitable, under or by reason of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

     12. NO STRICT CONSTRUCTION. The language used in this Agreement will be

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deemed to be the language chosen by the Parties to express their mutual intent.
In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     13. CAPTIONS. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

     14. AUTHORITY; ENTIRE AGREEMENT. Both Mission and Nexstar represent that they are legally qualified and able to enter into this Agreement. This Agreement and the Option Agreement embody the entire agreement between the parties with respect to the subject matter hereof and thereof, and there are not other agreements, representations, or understandings, oral or written, between them with respect thereto.

     15. COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

     16. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Missouri, without giving effect to any choice of law or conflict of law provision (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri. In furtherance of the foregoing, the internal law of the State of Missouri will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

     17. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties and their respective permitted successors and assigns any rights or remedies under or by virtue of this Agreement.

     18. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

     19. OTHER DEFINITIONAL PROVISIONS. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific

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term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

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                                SIGNATURE PAGE TO
                            SHARED SERVICES AGREEMENT

     IN WITNESS WHEREOF, the Parties have executed this Shared Services Agreement as of the date first written above.

                                    MISSION BROADCASTING OF JOPLIN, INC.

                                    By:  /s/ David S. Smith
                                         ------------------
                                         Name:    David S. Smith
                                         Title:   President

                                    NEXSTAR BROADCASTING OF JOPLIN, L.L.C.

                                    By:  /s/ Perry A. Sook
                                         -----------------
                                         Name:    Perry A. Sook
                                         Title:   President